Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-73035, 222-98665, 333-116372, and 333-122408) pertaining to the various stock issuance programs; and in the Registration Statement (Form S-3 No. 333-56618) of P.F. Chang’s China Bistro, Inc. of our reports dated February 13, 2006, with respect to the consolidated financial statements of P. F. Chang’s China Bistro, Inc., P.F. Chang’s China Bistro, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of P.F. Chang’s China Bistro, Inc., included in this Annual Report (Form 10-K) for the year ended January 1, 2006.

/s/ Ernst & Young LLP
Phoenix, Arizona February 13, 2006

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